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                                                                    Exhibit 99.1

                                  NEWS RELEASE

FOR:              TRUMP HOTELS & CASINO RESORTS, INC. (NYSE: DJT)

CONTACT:          John P. Burke, Corporate Treasurer
                  (212) 891-1500

FOR RELEASE:      June 3, 2002 - Immediate

                     TRUMP HOTELS & CASINO RESORTS APPOINTS

            ERNST & YOUNG LLP AS ITS NEW INDEPENDENT ACCOUNTING FIRM

         NEW YORK, NY - Trump Hotels & Casino Resorts, Inc. ("THCR" or the "Company") announced today that its Board of Directors has approved the engagement of Ernst & Young LLP as the new independent accounting firm of the Company and its subsidiaries, effective June 3, 2002.

         The decision to appoint Ernst & Young was made after an extensive interview and evaluation process conducted by the Company's Board of Directors, its Audit Committee and executive management team.

         Ernst & Young replaces Arthur Andersen LLP as the Company's independent auditors. The decision to change auditors was in response to the New Jersey Casino Control Commission's ruling directing all New Jersey casino licensees to terminate any ongoing matters with Arthur Andersen.

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         THCR owns and operates Trump Plaza Hotel & Casino, Trump Taj Mahal
Casino Resort and Trump Marina Hotel Casino in Atlantic City, New Jersey, and Trump Indiana, a riverboat casino at Buffington Harbor, Indiana on Lake Michigan. THCR also manages Trump 29 Casino located in the Palm Springs, California area. It is the exclusive vehicle through which Donald J. Trump, the Company's Chairman of the Board, Chief Executive Officer and President, will engage in new gaming activities in both emerging and established gaming jurisdictions in both the United States and abroad.

         THCR is a public company which is approximately 45.6% owned by Donald
J. Trump. The Company is separate and distinct from all of Mr. Trump's other holdings.

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